As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSEEGO CORP.
(Exact name of registrant as specified in its charter)

Delaware	81-3377646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9605 Scranton Road, Suite 300
San Diego, California 92121
(Address of Principal Executive Offices)(Zip Code)

Inseego Corp. 2018 Omnibus Incentive Compensation Plan
Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan
(Full titles of the plans)

Stephen Smith
Executive Vice President and Chief Financial Officer
Inseego Corp.
9605 Scranton Road, Suite 300
San Diego, California 92121
(Name and address of agent for service)
(858) 812-3400
(Telephone number, including area code, of agent for service)

Copy To:
Teri O’Brien, Esq.
Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, California 92121
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company	☐
	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Inseego Corp. 2018 Omnibus Incentive Compensation Plan	3,200,000(2)	$1.94(4)	$6,208,000	$772.90
Common Stock, par value $0.001 per share
Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan	250,000(3)	$1.94(4)	$485,000	$60.38
Common Stock, par value $0.001 per share

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Inseego Corp., a Delaware corporation (the “Registrant”), that may be offered or issued under the Inseego Corp. 2018 Omnibus Incentive Compensation Plan (formerly known as the Amended and Restated Inseego Corp. 2009 Omnibus Incentive Compensation Plan, the “2018 Plan”) and the Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan (the “ESPP”) to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Represents 3,200,000 additional shares of Common Stock available for future issuance under the 2018 Plan. The Registrant previously registered 2,500,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2009 (File No. 333-163033), 1,500,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Commission on August 25, 2011 (File 333-176489), 3,000,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Commission on August 29, 2013 (File No. 333-190879), 3,000,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Commission on March 11, 2015 (File No. 333-202648), 2,323,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Commission on October 1, 2015 (File No. 333-207233) and 3,000,000 shares of Common Stock under the 2018 Plan on the Registration Statement on Form S-8 filed with the Commission on December 8, 2016 (File No. 333-214965).

(3)
Represents 250,000 additional shares of Common Stock available for future issuance under the ESPP. The Registrant previously registered 234,000 shares of Common Stock (after giving effect to the reverse stock split that occurred on October 29, 2002) under the ESPP on the Registration Statement on Form S-8 filed with the Commission on January 12, 2001, as amended on October 9, 2003 and August 2, 2004 (File No. 333-53692), 36,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on December 29, 2006 (File No. 333-139730), 268,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on August 15, 2007 (File No. 333-145482), 36,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on May 15, 2009 (File No. 333-159287), 750,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on November 10, 2009 (File No. 333-163032), 1,250,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on August 25, 2011 (File No. 333-176490), 1,500,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on August 29, 2013 (File No. 333-190878) and 1,000,000 shares of Common Stock under the ESPP on the Registration Statement on Form S-8 filed with the Commission on November 8, 2017 (File No. 333-221405).

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on August 3, 2018, as quoted on the NASDAQ Global Select Market. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

INTRODUCTORY NOTES

This registration statement on Form S-8 (the “Registration Statement”) is being filed by Inseego Corp., a Delaware corporation (the “Registrant”), to register an additional (i) 3,200,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Inseego Corp. 2018 Omnibus Incentive Compensation Plan (formerly known as the Amended and Restated Inseego Corp. 2009 Omnibus Incentive Compensation Plan, the “2018 Plan”) and (ii) 250,000 shares of the Registrant’s Common Stock reserved for issuance under the Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan (the “ESPP”).
The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2018 Plan and the ESPP, respectively, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, and shall be deemed to be a part hereof:

(a)
the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 16, 2018, and the amendment thereto, filed with the Commission on Form 10-K/A on April 30, 2018;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 10, 2018;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the Commission on August 8, 2018;

(e)
the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 8, 2018, January 22, 2018, June 8, 2018, June 28, 2018, July 18, 2018, July 31, 2018, August 3, 2018 and August 7, 2018; and

(f)
the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, dated November 9, 2016, which updates the description of the Common Stock contained in the Registration Statement on Form S-1 (File No. 333-42570), filed with the Commission on July 28, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 of the DGCL further provides that: (i) to the extent that a present or former or director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
Article 6 of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify, to the maximum extent and in the manner permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.
In addition to the above, the Registrant has entered into indemnification agreements with each of its directors and executive officers (each, an “Indemnitee”). In general, the indemnification agreements provide that, subject to certain limitations, the Registrant will indemnify and hold harmless each Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf, in connection with certain pending, completed or threatened proceedings, as defined in the indemnification agreements, if the Indemnitee acted in good faith and reasonably in the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by its directors and officers in their capacities as directors and officers of the Registrant.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following exhibits are being filed herewith:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Exhibit Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	November 9, 2016	3.1
4.2	Certificate of Designation of Series D Junior Participating Preferred Stock of Inseego Corp.	8-K	January 22, 2018	3.1
4.3	Amended and Restated Bylaws.	8-K	November 9, 2016	3.2
4.4	Form of Inseego Corp. Common Stock Certificate.	8-K	November 9, 2016	4.1
5.1*	Opinion of Counsel, Paul Hastings LLP.
23.1*	Consent of Counsel, Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Independent Registered Public Accounting Firm (Mayer Hoffman McCann P.C.).
23.3*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).
24.1*	Power of Attorney (contained on the signature pages of this Registration Statement).
99.1	Inseego Corp. 2018 Omnibus Incentive Compensation Plan.	8-K	July 18, 2018	10.1
99.2	Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan.	8-K	July 18, 2018	10.2

* Filed herewith.
Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 9th day of August, 2018.

INSEEGO CORP.

By:	/s/ Stephen Smith
Stephen Smith Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Mondor and Stephen Smith, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Dan Mondor	Chief Executive Officer	August 9, 2018
Dan Mondor	(Principal Executive Officer) and Chairman of the Board of Directors

/s/ Stephen Smith	Executive Vice President and Chief Financial Officer	August 9, 2018
Stephen Smith	(Principal Financial and Accounting Officer)

/s/ James B. Avery	Director	August 9, 2018
James B. Avery

/s/ Brian Miller	Director	August 9, 2018
Brian Miller

/s/ Robert Pons	Director	August 9, 2018
Robert Pons

/s/ Jeffrey Tuder	Director	August 9, 2018
Jeffrey Tuder